NxSTAGE ANNOUNCES EXECUTIVE TRANSITION
David N. Gill to Depart as Chief Financial Officer; expected to be Elected to Board of Directors
LAWRENCE, MA., May 16, 2006, NxStage Medical, Inc. (NASDAQ: NXTM), today announced that David N. Gill plans to step down as Chief Financial Officer as of July 31, 2006. Mr. Gill will resign as CFO so that he can spend more time with his family in North Carolina and serve as a director of several companies. The Company expects that the board of directors will elect Mr. Gill as a director of the Company in July 2006 to fill the vacancy that will exist following its annual meeting of stockholders on May 30, 2006.
     “David has brought tremendous value to NxStage,” said Jeff Burbank, the Company’s President and Chief Executive Officer. “Since joining in July 2005, he helped navigate the Company through our successful initial public offering and recently secured a line of credit of $20 million from Silicon Valley Bank. We are looking forward to having David as a board member and his continued guidance on financial and other matters,” added Mr. Burbank.
     Mr. Gill commented, “I strongly believe in the Company’s products and its mission and I have really enjoyed being a part of the team that Jeff has built here. However, my family is in North Carolina and the challenge of working away from home and commuting on a weekly basis is too great at this time.”
     “David’s experience negotiating and structuring business transactions in the medical device industry will be valuable to me as we evaluate business development opportunities over the next few years,” added Mr. Burbank. Mr. Gill will be actively involved in recruiting his replacement and helping the Company’s new Chief Financial Officer, once hired, transition to his or her new role. The Company has engaged an executive recruiter and is working toward hiring a new Chief Financial Officer before Mr. Gill’s planned resignation date. Mr. Gill has expressed a willingness to continue to serve past July 31, 2006 if a suitable replacement is not found by such date.
About NxStage Medical:
NxStage Medical, Inc. (NASDAQ: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative dialysis systems for the treatment of end-stage renal disease, or ESRD, and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.

About End-Stage Renal Disease:
End-stage renal disease is the permanent failure of the kidneys to filter the body’s wastes. It is most commonly caused by diabetes, hypertension, or genetic disorders. In order to survive, ESRD patients must use some form of therapy to replace the function of the kidneys for the rest of their lives. Currently, over 450,000 patients in the United States suffer from ESRD, and the costs of treating ESRD patients are more than $20 billion annually in the U.S. The most common form of kidney replacement therapy in the United States today is hemodialysis, which is used by over 350,000 patients currently. The great majority of these patients are treated with conventional, in-center hemodialysis, in which they must travel to a nearby dialysis center three times per week, where they are connected to dialysis machines for treatments lasting approximately three to four hours, to cleanse their blood.
Forward-Looking Statements:
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the election of Mr. Gill to our Board of Directors and our ability to recruit a new chief financial officer. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements including growth in home or more frequent hemodialysis, market acceptance and demand for NxStage’s System One or the PureFlow SL module, and certain other factors that may affect future operating results and the adequacy of funding, and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.
Contact:
David N. Gill
Senior Vice President & Chief Financial Officer
978-687-4700
dgill@nxstage.com